Exhibit 99

UTC REPORTS FOURTH QUARTER AND FULL YEAR EPS OF $1.47 AND $5.49, UP 12

PERCENT AND 16 PERCENT, RESPECTIVELY; AFFIRMS 2012 OUTLOOK

HARTFORD, Conn., January 25, 2011 – United Technologies Corp. (NYSE:UTX) today reported fourth quarter 2011 earnings per share of $1.47 and net income attributable to common shareowners of $1.3 billion, up 12 percent and 11 percent, respectively, over the year ago quarter. Sales of $15.0 billion for the quarter were 1 percent above prior year including 2 points of organic growth and 1 point of net divestitures. Cash flow from operations was $2.0 billion and capital expenditures were $378 million in the quarter.

Results for the quarter included $0.11 per share of restructuring charges, offset by $0.12 of net favorable one-time items. The prior year quarter included charges for restructuring and net one-time items of $0.03 per share. Before these items, earnings per share increased $0.12 or 9 percent year over year. Foreign currency translation net of currency impact at Pratt & Whitney Canada did not have an impact on earnings per share.

Fourth quarter segment operating margin was 14.7 percent. Adjusted for restructuring costs and net one-time items, segment operating margin of 15.4 percent was 20 basis points higher than prior year. Research and development increased year over year by $95 million to $552 million.

Full year earnings per share of $5.49 and net income attributable to common shareowners of $5.0 billion increased 16 and 14 percent, respectively, from 2010. Sales of $58.2 billion were 7 percent above prior year including organic growth (6 points), favorable foreign currency translation (2 points), and net divestitures (1 point). Segment operating margin of 15.4 percent was 80 basis points higher than prior year; adjusted for restructuring and one-time items, segment operating margin of 15.7 percent was 30 basis points higher than prior year. All segments were at or above 10 percent operating margins. Cash flow from operations was $6.6 billion, including $551 million of global pension contributions. Capital expenditures were $983 million for the year. Cash flow from operations less capital expenditures exceeded net income attributable to common shareowners.

“UTC closed a solid 2011 despite tough compares in the commercial aerospace aftermarket and shorter cycle Carrier businesses and significant research and development investment in the quarter,” said Louis Chênevert, UTC Chairman & Chief Executive Officer. “For the year, all business units grew organically and achieved double digit operating margins. This performance, together with the announcements to acquire Goodrich and Rolls-Royce’s share of the IAE joint venture, positions the company for future earnings growth.” Chênevert added, “As expected, cash generation was strong in both the quarter and full year.”

New equipment orders at Otis were up 2 percent over the year ago fourth quarter with no impact from foreign exchange. Commercial HVAC new equipment orders at Carrier grew 5 percent excluding 1 point of unfavorable foreign exchange. Commercial spares orders at Hamilton Sundstrand were up 17 percent and at Pratt & Whitney’s large engine business declined 16 percent, after growing 45 percent in the year ago fourth quarter.

“We remain confident in our ability to deliver 2012 earnings per share of $5.80 to $6.00, up 6 to 9 percent, for our base business excluding the pending Goodrich transaction, which remains on track to close mid-year,” Chênevert stated. “While we see ongoing volatility in foreign exchange rates, we continue to see strength in commercial aerospace and growth in emerging markets.

“We continue to expect sales of between $59 billion and $60 billion and cash flow from operations less capital expenditures to equal or exceed net income attributable to common shareowners for our base business in 2012,” Chênevert added.

Acquisition spending was $357 million for the year, of which $128 million was in the fourth quarter. Share repurchase was $2.2 billion for the year, of which none was in the fourth quarter.

United Technologies Corp., based in Hartford, Connecticut, is a diversified company providing high technology products and services to the building and aerospace industries. Additional information, including a webcast, is available on the Internet at http://www.utc.com.

The accompanying tables include information integral to assessing the company’s financial position, operating performance, and cash flow, including a reconciliation of differences between non-GAAP measures used in this release and the comparable financial measures calculated in accordance with generally accepted accounting principles in the United States.

This release includes statements that constitute “forward-looking statements” under the securities laws. Forward-looking statements often contain words such as “believe,” “expect,” “plans,” “strategy,” “prospects,” “estimate,” “project,” “target,” “anticipate,” “will,” “should,” “see,” “guidance,”

“confident” and similar terms. Forward-looking statements may include, among other things, statements relating to future and estimated sales, earnings, cash flow, results of operations, uses of cash and other measures of financial performance. All forward-looking statements involve risks, uncertainties and assumptions that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Risks and uncertainties include, without limitation, the effect of economic conditions in the markets in which we operate, including financial market conditions, fluctuation in commodity prices, interest rates and foreign currency exchange rates; future levels of indebtedness and capital and research and development spending; levels of end market demand in construction and in the aerospace industry; levels of air travel; financial difficulties of commercial airlines; the impact of weather conditions and natural disasters; the financial condition of our customers and suppliers; delays and disruption in delivery of materials and services from suppliers; cost reduction efforts and restructuring costs and savings and other consequences thereof; the scope, nature or impact of acquisitions, dispositions, joint ventures and other business arrangements, including integration of acquired businesses; the expected timing of completion of the previously announced transactions with Goodrich and Rolls-Royce; the development and production of new products and services; the anticipated benefits of diversification and balance of operations across product lines, regions and industries; the impact of the negotiation of collective bargaining agreements, and labor disputes; the outcome of legal proceedings and other contingencies; future availability of credit; pension plan assumptions and future contributions; and the effect of changes in tax, environmental and other laws and regulations and political conditions in countries in which we operate and other factors beyond our control. The closing of the Goodrich acquisition is subject to customary closing conditions, including regulatory and Goodrich shareholder approvals. The transaction with Rolls-Royce is also subject to customary closing conditions, including regulatory approvals. These forward-looking statements speak only as of the date of this release and we undertake no obligation to update or revise any forward-looking statements after we distribute this release. For additional information identifying factors that may cause actual results to vary materially from those stated in the forward-looking statements, see our reports on Forms 10-K, 10-Q and 8-K filed with the SEC from time to time, including, but not limited to, the information included in UTC’s Forms 10-K and 10-Q under the headings “Business,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” and in the notes to the financial statements included in UTC’s Forms 10-K and 10-Q.

UTC-IR

# # #

United Technologies Corporation

Condensed Consolidated Statement of Operations

	Quarter Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)
(Millions, except per share amounts)	2011	2010	2011	2010
Net sales	$14,966	$14,864	$58,190	$54,326
Costs and Expenses:
Cost of products and services sold	10,851	11,000	42,153	39,414
Research and development	552	457	2,058	1,746
Selling, general and administrative	1,699	1,631	6,464	6,024

Total Costs and Expenses	13,102	13,088	50,675	47,184
Other income, net	34	77	584	44

Operating profit	1,898	1,853	8,099	7,186
Interest expense, net	66	167	494	648

Income before income taxes	1,832	1,686	7,605	6,538
Income tax expense	410	433	2,231	1,827

Net income	1,422	1,253	5,374	4,711
Less: Noncontrolling interest in subsidiaries’ earnings	97	54	395	338

Net income attributable to common shareowners	$1,325	$1,199	$4,979	$4,373

Earnings Per Share of Common Stock:
Basic	$1.49	$1.33	$5.58	$4.82
Diluted	$1.47	$1.31	$5.49	$4.74
Weighted average number of shares outstanding:
Basic shares	888	902	892	908
Diluted shares	899	916	907	923

As described on the following pages, consolidated results for the quarters and years ended December 31, 2011 and 2010 include restructuring costs and non-recurring items that management believes should be considered when evaluating the underlying financial performance.

See accompanying Notes to Condensed Consolidated Financial Statements.

United Technologies Corporation

Segment Net Sales and Operating Profit

	Quarter Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)
(Millions)	2011	2010	2011	2010
Net Sales
Otis	$3,211	$3,107	$12,437	$11,579
Carrier	2,635	2,890	11,969	11,386
UTC Fire & Security	1,775	1,803	6,895	6,490
Pratt & Whitney	3,632	3,585	13,430	12,935
Hamilton Sundstrand	1,647	1,483	6,150	5,608
Sikorsky	2,110	2,087	7,355	6,684

Segment Sales	15,010	14,955	58,236	54,682
Eliminations and other	(44)	(91)	(46)	(356)

Consolidated Net Sales	$14,966	$14,864	$58,190	$54,326

Operating Profit
Otis	$711	$660	$2,815	$2,575
Carrier	330	210	1,520	1,062
UTC Fire & Security	130	236	692	714
Pratt & Whitney	539	482	1,999	1,987
Hamilton Sundstrand	289	238	1,082	918
Sikorsky	207	239	840	716

Segment Operating Profit	2,206	2,065	8,948	7,972
Eliminations and other	(184)	(88)	(430)	(409)
General corporate expenses	(124)	(124)	(419)	(377)

Consolidated Operating Profit	$1,898	$1,853	$8,099	$7,186

Segment Operating Profit Margin
Otis	22.1%	21.2%	22.6%	22.2%
Carrier	12.5%	7.3%	12.7%	9.3%
UTC Fire & Security	7.3%	13.1%	10.0%	11.0%
Pratt & Whitney	14.8%	13.4%	14.9%	15.4%
Hamilton Sundstrand	17.5%	16.0%	17.6%	16.4%
Sikorsky	9.8%	11.5%	11.4%	10.7%

Segment Operating Profit Margin	14.7%	13.8%	15.4%	14.6%

As described on the following pages, consolidated results for the quarters and years ended December 31, 2011 and 2010 include restructuring costs and non-recurring items that management believes should be considered when evaluating the underlying financial performance.

United Technologies Corporation

Restructuring Costs and Non-Recurring Items Included in Consolidated Results

	Quarter Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)
(Millions)	2011	2010	2011	2010
Restructuring Costs included in Operating Profit:
Otis	$(26)	$(43)	$(73)	$(83)
Carrier	(9)	(43)	(46)	(75)
UTC Fire & Security	(51)	(25)	(80)	(78)
Pratt & Whitney	(19)	(90)	(67)	(138)
Hamilton Sundstrand	(6)	(26)	(16)	(37)
Sikorsky	(37)	—	(53)	(14)
Eliminations and other[1]	—	(6)	(1)	(18)

	(148)	(233)	(336)	(443)

Non-Recurring items included in Operating Profit:
Carrier	81	18	109	(5)
UTC Fire & Security	(46)	—	(66)	—
Pratt & Whitney	—	—	41	—
Hamilton Sundstrand	—	—	—	(28)
Sikorsky	—	—	73	—
Eliminations and other	(45)	21	(45)	(138)

	(10)	39	112	(171)

Total impact on Consolidated Operating Profit	(158)	(194)	(224)	(614)
Non-Recurring items included in Interest Expense, Net	89	—	89	24
Tax effect of restructuring and non-recurring items above	17	72	22	128
Non-Recurring items included in Income Tax Expense	63	93	80	195

Impact on Net Income Attributable to Common Shareowners	$11	$(29)	$(33)	$(267)

Impact on Diluted Earnings Per Share	$0.01	$(0.03)	$(0.04)	$(0.29)

[1]	Restructuring costs incurred in 2010 primarily reflects the impact of curtailments on our domestic pension plans.

Details of the non-recurring items for the quarters and years ended December 31, 2011 and 2010 above are as follows:

Quarter Ended December 31, 2011

Carrier: Approximately $81 million net gain resulting from Carrier’s ongoing portfolio transformation primarily as a result of the contribution of Carrier’s heating, air-conditioning, and ventilation operations in Brazil, Argentina, and Chile into a new venture controlled by Midea Group of China.

UTC Fire & Security: Approximately $46 million other-than-temporary impairment charge on an equity investment.

Eliminations and other: Approximately $45 million of reserves were established for legal matters.

Non-Recurring item included in Interest Expense, Net: Approximately $89 million of favorable pre-tax interest adjustments related to the settlement of U.S. federal income tax refund claims for years prior to 2004.

Non-Recurring item included in Income Tax Expense: Approximately $63 million of favorable income tax adjustments related to the settlement of U.S. federal income tax refund claims for years prior to 2004.

Quarter Ended September 30, 2011

Carrier: Approximately $28 million net gain resulting from dispositions associated with Carrier’s ongoing portfolio transformation.

UTC Fire & Security: Approximately $20 million other-than-temporary impairment charge on an equity investment.

Pratt & Whitney: Approximately $41 million gain recognized from the sale of an equity investment.

Non-Recurring item included in Income Tax Expense: Favorable tax benefit of approximately $17 million as a result of a U.K. tax rate reduction enacted in July 2011.

Quarter Ended June 30, 2011

Sikorsky: Approximately $73 million gain recognized from the contribution of a business into a new venture in the United Arab Emirates.

Quarter Ended December 31, 2010

Carrier: Approximately $18 million net gain resulting from dispositions associated with Carrier’s ongoing portfolio transformation.

Eliminations and other: Approximately $21 million non-cash, non-taxable gain recognized on the remeasurement to fair value of our previously held equity interest in Clipper resulting from our purchase of a controlling interest (all remaining shares) of Clipper.

Non-Recurring item included in Income Tax Expense: Approximately $38 million favorable net tax benefit associated with management’s decision to repatriate additional foreign cash to the U.S. in 2010 and 2011.

Non-Recurring item included in Income Tax Expense: Approximately $55 million net tax benefit associated with the completion of the acquisition of all remaining shares of Clipper in December 2010.

Quarter Ended September 30, 2010

Carrier: Approximately $24 million net gain resulting from dispositions associated with Carrier’s ongoing portfolio transformation.

Eliminations and other: Approximately $159 million other-than-temporary impairment charge of our equity investment in Clipper.

Non-Recurring item included in Income Tax Expense: Approximately $102 million favorable net tax benefit associated with management’s intention to repatriate additional foreign cash to the U.S. in 2010.

Quarter Ended June 30, 2010

Carrier: Approximately $47 million net charge resulting from dispositions associated with Carrier’s ongoing portfolio transformation. Included in this net charge is an approximately $58 million asset impairment charge associated with the disposition of a business, partially offset by an approximately $11 million gain on the sale of another business.

Hamilton Sundstrand: Approximately $28 million of asset impairment charges related primarily to the disposition of an aerospace business as part of Hamilton Sundstrand’s ongoing low cost sourcing initiatives.

Non-Recurring item included in Interest Expense, Net: Favorable pre-tax interest adjustment of approximately $24 million associated with the resolution of an uncertain temporary tax item in the quarter.

The following page provides segment net sales, operating profits and operating profit margins as adjusted for the aforementioned restructuring costs and non-recurring items. Management believes these adjusted results more accurately portray the ongoing operational performance and fundamentals of the underlying businesses. The amount and timing of restructuring costs and non-recurring activity can vary substantially from period to period with no assurances of comparable activity or amounts being incurred in future periods. These amounts have therefore been adjusted out in the following schedule in order to provide a more representative comparison of current year operating performance to prior year performance.

United Technologies Corporation

Segment Net Sales and Operating Profit Adjusted for Restructuring Costs and Non-Recurring Items (as reflected on the previous pages)

	Quarter Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)
(Millions)	2011	2010	2011	2010
Net Sales
Otis	$3,211	$3,107	$12,437	$11,579
Carrier	2,635	2,890	11,969	11,386
UTC Fire & Security	1,775	1,803	6,895	6,490
Pratt & Whitney	3,632	3,585	13,430	12,935
Hamilton Sundstrand	1,647	1,483	6,150	5,608
Sikorsky	2,110	2,087	7,355	6,684

Segment Sales	15,010	14,955	58,236	54,682
Eliminations and other	(44)	(91)	(46)	(356)

Consolidated Net Sales	$14,966	$14,864	$58,190	$54,326

Adjusted Operating Profit
Otis	$737	$703	$2,888	$2,658
Carrier	258	235	1,457	1,142
UTC Fire & Security	227	261	838	792
Pratt & Whitney	558	572	2,025	2,125
Hamilton Sundstrand	295	264	1,098	983
Sikorsky	244	239	820	730

Adjusted Segment Operating Profit	2,319	2,274	9,126	8,430
Eliminations and other	(139)	(103)	(384)	(253)
General corporate expenses	(124)	(124)	(419)	(377)

Adjusted Consolidated Operating Profit	$2,056	$2,047	$8,323	$7,800

Adjusted Segment Operating Profit Margin
Otis	23.0%	22.6%	23.2%	23.0%
Carrier	9.8%	8.1%	12.2%	10.0%
UTC Fire & Security	12.8%	14.5%	12.2%	12.2%
Pratt & Whitney	15.4%	16.0%	15.1%	16.4%
Hamilton Sundstrand	17.9%	17.8%	17.9%	17.5%
Sikorsky	11.6%	11.5%	11.1%	10.9%

Adjusted Segment Operating Profit Margin	15.4%	15.2%	15.7%	15.4%

United Technologies Corporation

Condensed Consolidated Balance Sheet

	December 31, 2011	December 31, 2010
(Millions)	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$5,960	$4,083
Accounts receivable, net	9,546	8,925
Inventories and contracts in progress, net	7,797	7,766
Other assets, current	2,455	2,736

Total Current Assets	25,758	23,510
Fixed assets, net	6,201	6,280
Goodwill	17,943	17,721
Intangible assets, net	3,918	4,060
Other assets	7,632	6,922

Total Assets	$61,452	$58,493

Liabilities and Equity
Short-term debt	$759	$279
Accounts payable	5,570	5,206
Accrued liabilities	12,287	12,247

Total Current Liabilities	18,616	17,732
Long-term debt	9,501	10,010
Other long-term liabilities	10,157	8,102

Total Liabilities	38,274	35,844

Redeemable noncontrolling interest	358	317
Shareowners’ Equity:
Common Stock	13,293	12,431
Treasury Stock	(19,410)	(17,468)
Retained earnings	33,487	30,191
Accumulated other comprehensive loss	(5,490)	(3,769)

Total Shareowners’ Equity	21,880	21,385
Noncontrolling interest	940	947

Total Equity	22,820	22,332

Total Liabilities and Equity	$61,452	$58,493

Debt Ratios:
Debt to total capitalization	31%	32%
Net debt to net capitalization	16%	22%

See accompanying Notes to Condensed Consolidated Financial Statements.

United Technologies Corporation

Condensed Consolidated Statement of Cash Flows

	Quarter Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)
(Millions)	2011	2010	2011	2010
Operating Activities:
Net income attributable to common shareowners	$1,325	$1,199	$4,979	$4,373
Noncontrolling interest in subsidiaries’ earnings	97	54	395	338

Net income	1,422	1,253	5,374	4,711
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	324	348	1,347	1,356
Deferred income tax (benefit) provision	(2)	536	331	413
Stock compensation cost	44	42	229	154
Change in working capital	275	494	(418)	525
Global pension contributions *	(304)	(600)	(551)	(1,299)
Other operating activities, net	253	(397)	278	46

Net cash flows provided by operating activities	2,012	1,676	6,590	5,906

Investing Activities:
Capital expenditures	(378)	(386)	(983)	(865)
Acquisitions and dispositions of businesses, net	(15)	(199)	140	(2,550)
Other investing activities, net	(16)	84	136	228

Net cash flows used in investing activities	(409)	(501)	(707)	(3,187)

Financing Activities:
(Decrease) increase in borrowings, net	(1,075)	(2,022)	(1)	470
Dividends paid on Common Stock	(410)	(368)	(1,602)	(1,482)
Repurchase of Common Stock	—	(556)	(2,175)	(2,200)
Other financing activities, net	(110)	101	(227)	59

Net cash flows used in financing activities	(1,595)	(2,845)	(4,005)	(3,153)

Effect of foreign exchange rate changes on cash and cash equivalents	(14)	22	(1)	68

Net (decrease) increase in cash and cash equivalents	(6)	(1,648)	1,877	(366)
Cash and cash equivalents, beginning of period	5,966	5,731	4,083	4,449

Cash and cash equivalents, end of period	$5,960	$4,083	$5,960	$4,083

*	Non-cash activities include contributions of UTC common stock to domestic defined benefit pension plans of $450 million during the third quarter of 2011 and $250 million during the second quarter of 2010.

See accompanying Notes to Condensed Consolidated Financial Statements.

United Technologies Corporation

Free Cash Flow Reconciliation

	Quarter Ended December 31,
	(Unaudited)
(Millions)	2011		2010
Net income attributable to common shareowners	$1,325		$1,199
Noncontrolling interest in subsidiaries’ earnings	97		54

Net income	1,422		1,253
Depreciation and amortization	324		348
Change in working capital	275		494
Other operating activities, net	(9)		(419)

Net cash flows provided by operating activities	2,012		1,676
Net cash flows provided by operating activities as a percentage of net income attributable to common shareowners		152%		140%
Capital expenditures	(378)		(386)

Capital expenditures as a percentage of net income attributable to common shareowners		(29)%		(32)%

Free cash flow	$1,634		$1,290

Free cash flow as a percentage of net income attributable to common shareowners		123%		108%

	Year Ended December 31,
	(Unaudited)
(Millions)	2011		2010
Net income attributable to common shareowners	$4,979		$4,373
Noncontrolling interest in subsidiaries’ earnings	395		338

Net income	5,374		4,711
Depreciation and amortization	1,347		1,356
Change in working capital	(418)		525
Other operating activities, net	287		(686)

Net cash flows provided by operating activities	6,590		5,906
Net cash flows provided by operating activities as a percentage of net income attributable to common shareowners		133%		135%
Capital expenditures	(983)		(865)

Capital expenditures as a percentage of net income attributable to common shareowners		(20)%		(20)%

Free cash flow	$5,607		$5,041

Free cash flow as a percentage of net income attributable to common shareowners		113%		115%

United Technologies Corporation

Notes to Condensed Consolidated Financial Statements

(1)	Debt to total capitalization equals total debt divided by total debt plus equity. Net debt to net capitalization equals total debt less cash and cash equivalents divided by total debt plus equity less cash and cash equivalents.

(2)	Organic sales growth represents the total reported increase within the Corporation’s ongoing businesses less the impact of foreign currency translation, acquisitions and divestitures completed in the preceding twelve months and significant non-recurring items.

(3)	Free cash flow, which represents cash flow from operations less capital expenditures, is the principal cash performance measure used by UTC. Management believes free cash flow provides a relevant measure of liquidity and a useful basis for assessing UTC’s ability to fund its activities, including the financing of acquisitions, debt service, repurchases of UTC’s common stock and distribution of earnings to shareholders. Other companies that use the term free cash flow may calculate it differently. The reconciliation of net cash flow provided by operating activities, prepared in accordance with generally accepted accounting principles, to free cash flow is shown above.